DREYFUS VARIABLE INVESTMENT FUND (the "Fund")
                      Balanced Portfolio (the "Portfolio")

                                                                     ITEM 77C
                                                                     Exhibit 1


                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS


     A Special Meeting of Shareholders of the Balanced Portfolio of the Dreyfus Variable Investment Fund was held on November 18, 2004. Out of a total of 6,434,614.139 shares ("Shares") entitled to vote at the meeting, a total of 6,434,614.139 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Balanced Portfolio's outstanding Shares as follows:

         The sub-investment advisory agreement between Dreyfus and Wisconsin Capital Management LLC with respect to the Portfolio was approved.

         Affirmative Votes                           Negative Votes

         5,896,860.35                                103,320.983

         The Portfolio changed the investment objective to seeking high total return through a combination of capital appreciation and current income income.


         Affirmative Votes                           Negative Votes

         5,790,688.364                               105,078.163